Exhibit 99.2

SRC Energy Inc. Announces Proposed Private Debt Offering

DENVER, Nov. 8, 2017 (GLOBE NEWSWIRE) — SRC Energy Inc. (NYSE Amex: SRCI) (“SRC” or the “Company”), a U.S. oil and gas exploration and production company with operations focused on the Wattenberg Field in the Denver-Julesburg Basin, today announced that, subject to market conditions, the Company intends to make a private offering of $550 million in aggregate principal amount of its senior unsecured notes due November 2025 (the “notes”).

The Company intends to use the net proceeds from the offering to finance a portion of the Company’s previously announced acquisition of an aggregate of approximately 30,200 net acres in Weld County, Colorado, to pay related fees and expenses, to redeem or repurchase its existing 9% senior notes due 2021, and for general corporate purposes. The indenture governing the notes will contain a special mandatory redemption feature requiring the Company to redeem the notes at a redemption price equal to the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the redemption date if the contemplated acquisition is terminated or not consummated on or prior to January 10, 2018 or, if the acquisition closing is delayed, to the later date of the closing, but not later than March 15, 2018.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities. The notes will be offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act.  The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Important Cautions Regarding Forward-Looking Statements

Statements in this news release related to the Company’s private offering of notes, and all other statements other than statements of historical fact are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. The Company urges you to carefully review and consider the cautionary statements made in this press release, the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2017, and other filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made.

The Company undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Company Contact:

John Richardson (Investor Relations Manager)

SRC Energy Inc.

Tel 720-616-4308

E-mail: jrichardson@srcenergy.com

Source: SRC Energy Inc.